FOR FURTHER INFORMATION
                                                                 PLEASE CONTACT:
                                             Anthony J. Armini, President  & CEO
                                                            Tel:  (781) 246-0700
                                                     aarmini@implantsciences.com
                                                     ---------------------------


          IMPLANT SCIENCES CORPORTION ANNOUNCES EXTENSION OF EXPIRATION
                                OF IPO WARRANTS

            CONTINUED GROWTH IN RADIOACTIVE SEED SALES CONTRIBUTES TO
           COMPANY'S CURRENT POSITIVE CASH FLOW POSITION AND IMPROVED
                                    LIQUIDITY


WAKEFIELD, MA (APRIL 2, 2002) -- Implant Sciences Corporation (AMEX: "IMX", "IMX.WS"), which develops products for the radiation oncology, interventional cardiology, orthopedic, and explosives detection marketplaces, today announced that is extending the expiration date of the IPO warrants by one year to June 30, 2003.

The Warrants were issued as part of the Initial Public Offering of 1,000,000 Units on June 23, 1999. The Warrants give the holders the right to purchase one share of common stock at $9.00 per share. The Warrants are subject to redemption by the Company at $0.20 per Warrant if the closing bid price of the Common stock as reported on the Nasdaq SmallCap Market averages in excess of $10.50 for a period of 20 consecutive trading days. Even though this requirement for redemption had been satisfied earlier this year, management made the decision not to force conversion and management believes it is in the best interest of both shareholders and warrant holders to extend the expiration date at this time.

"We are extending the warrant expiration date because our liquidity position has improved substantially due to an accumulation of cash from operations and the recent closing of a private placement that raised an additional $1.5 million in new equity capital from an accredited investor." stated Dr. Anthony J. Armini, Chairman and Chief Executive Officer of Implant Sciences Corporation. Dr, Armini continued, "In addition, the strong sales growth of radioactive prostate seeds combined with more modest growth in sales of the our medical coatings and semiconductor products, have resulted in the Company being cash flow positive in the latest quarter. We believe that our current cash position and expected cash flow and working capital are sufficient to cover our operating needs and our research and development projects."


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Implant Sciences Corporation develops products for the medical device industry using ion implantation and thin film coatings of radioactive and non-radioactive materials. The Company, in conjunction with its exclusive U.S. distributor, MED-TEC, Inc., is marketing its I-Plant(TM) Iodine-125 radioactive seeds for the treatment of prostate cancer. Implant Sciences also has under development interventional cardiology devices for the prevention of restenosis (reclosure of arteries after balloon angioplasty). The Company currently uses its technology to apply radiopaque (visible by x-ray) coatings on stents, guidewires, catheters and other devices used in interventional cardiology procedures. In addition, the Company modifies the surface characteristics of orthopedic joint implants to reduce polyethylene wear and thereby increase the life of the implants, and it is developing products for the toxic substances and explosives detection markets.

The Company is headquartered in Wakefield, Massachusetts, and its common stock is listed on the American Stock Exchange under the ticker symbol "IMX".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information on the I-PlantTM seed or MED-TEC, Inc., please visit http://www.brachyseeds.com/.
      ---------------------

For additional information, please visit our web site at www.implantsciences.com
                                                         -----------------------
or  contact  our  investor  relations  counsel:

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com
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